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NATIONAL CITY                                          NATIONAL CITY CORPORATION
CORPORATION                                            Post Office Box 5756
                                                       Cleveland, OH 44101-0756

FOR MORE INFORMATION CONTACT:

                                Barbara O. Brown
                            Assistant Vice President
                          National City Communications
                                 (216) 575-3492

                             For Immediate Release

                  CENTRAL INDIANA SHAREHOLDERS APPROVE MERGER
                  -------------------------------------------
                         WITH NATIONAL CITY CORPORATION
                         ------------------------------

        KOKOMO, IN-- December 29, 1994-- Shareholders of Central Indiana Bancorp (NASDAQ:KOKO) approved on December 27, the merger of the $243 million asset thrift holding company with National City Corporation (NYSE:NCC), a $31 billion bank holding company headquartered in Cleveland, Ohio. Nearly 80 percent of the shares voted were in favor of the transaction. The merger will be effective January 1, 1995.

        The terms of the transaction call for Central Indiana shareholders to receive, for each Central Indiana Bancorp share held, 1.08 shares of National City Corporation common stock, ar approximately 1.8 million shares in total. Upon completion, Central Indiana's thrift subsidiary, First Federal Savings Bank of Kokomo, will become a wholly owned thrift subsidiary of National City Corporation, pending its consideration with National City's existing subsidiary, National City Bank, Indiana.

Profile of National City Corporation
- - ------------------------------------
        National City Corporation is a $31 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Kentucky and Indiana.

Profile of Central Indiana Bancorp
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        Central Indiana Bancorp is a $243 million thrift holding company headquartered in Kokomo, Indiana. Central Indiana's bank, First Federal Savings Bank has five branch offices operating in Howard County and Miami County.

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